SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2003

Triton Network Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30251 (Commission File Number)	59-3434350 (IRS Employer Identification No.)

6905 Whisperfield Drive
Plano, Texas 75024
(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 492-9020

Item 9. Other Events.
SIGNATURE

Item 9. Other Events.

     As previously reported, on December 21, 2000, a complaint was filed against the Company in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida. The complaint was brought by a shareholder of the Company and alleged, among other things, that the Company improperly failed to transfer his unregistered shares of the Company and otherwise prevented plaintiff from selling his shares before the share price dropped significantly. In March 2002, the Company settled the lawsuit and paid $3,650,000 to the shareholder.

     Also as previously reported, on October 30, 2002, in connection with this lawsuit, one of the Company’s insurance carriers agreed to loan the Company $1,750,000, plus interest. This loan was required to be repaid with the proceeds, if any, from the lawsuit the Company filed against the law firm, which advised the Company with regard to the shareholder’s stock transfer request. Accordingly, on October 18, 2002, in accordance with the terms of the agreement between the Company and its insurance carrier, the Company received from the insurance carrier loan proceeds (including interest) in the amount of $1,800,000.

     The purpose of this Report on Form 8-K is to report that the Company has now settled its lawsuit against its former law firm. Pursuant to the settlement with the law firm and the agreement with the insurance carrier, the Company will receive net proceeds of approximately $800,000 and will not have to repay the loan from the insurance carrier. Furthermore, the Company’s former law firm has forgiven approximately $200,000 owed by the Company to the law firm.

     The Company had previously included in its Consolidated Net Assets in Liquidation the $1,800,000 of proceeds from the insurance carrier and a receivable of $700,000 related to this matter. Accordingly, as a result of the settlement, the net assets of the Company will increase by approximately $300,000.

     The Company received the proceeds from the settlement on April 25, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

TRITON NETWORK SYSTEMS, INC

By:	/s/ Kenneth R. Vines Kenneth R. Vines, Chief Executive Officer

Dated: April 28, 2002